Exhibit 4.3

Loan No.: 3770202013M100000700

Loan Contract

(Unofficial English Translation Solely for Convenience)

Bank of Communications

Loan No.: 3770202013M100000700

Loan Contract

Borrower:	Fuwei Films (Shandong) Co., Ltd.

Legal Representative:	Xiaoan He

Legal Address:	Hi-Tech Development Zone, No. 387 Dong Ming Road , Weifang

Correspondence Address:	Same as above

Lender:	Weifang Branch, Bank of Communications

Responsible Person:	Ankui Liu

Correspondence Address:	No. 358 Dong Feng, Dong Street, Weifang

Both parties agree on the following terms:

1	Loan

1.1	Currency: Renminbi (RMB)

1.2	Amount: 20,000,000

1.3	The proceeds of the Loan under this Contract shall be used for procurement of PET chips.

1.4	Loan Period: Commencing from the date of first loan drawing and expiring on April 18, 2014 with a term of no more than twelve (12) months.

2	Interest Rate and Computation of Interest

2.1	(1) Interest rate: The annual interest rate is up 20% based on the benchmark interest rate of the Central Bank of China on the date of actual distribution.

(2) In case that the Central Bank of China adjusts the benchmark interest rate during the Contract term, the date of interest rate adjustment herein is set according to option I. Lender has the right to enforce the adjusted interest rate after the date of interest rate adjustment herein with the increase percentage unchanged.

Option I: date when the Central Bank of China adjusts its benchmark interest rate;

Option II: After date of allocation of the loan, date after _____ month(s)/quarter/six months/year is the date of interest rate adjustment herein.

(3) The two parties shall negotiate for an appropriate interest rate in case that the adjusted benchmark interest rate by the Central Bank of China is floating interest rate or it cancels the benchmark interest rate; in case that the two parties fail to reach on the interest rate terms for the Contract (not applicable) month after the Central Bank of China adjusts the benchmark interest rate, Lender has the right to announce that all the loans hereunder expire earlier than stipulated herein.

2.2 Daily interest rate is monthly interest rate divided by thirty (30) days while the monthly interest rate is equal to annual interest rate divided by twelve (12) months.

2.3	Computation of Interest

2.3.1	Normal interest = interest rate under this Contract X proceeds of the Loan X number of days of use. Number of days of use is calculated from the drawing date to the maturity date.

2.3.2	The penalty interest of the overdue loan and appropriated loan is calculated based on the amount and the actual number of days overdue or appropriated. If the currency of the loan is Renminbi (RMB), the overdue penalty interest rate is equal to the loan interest rate set forth in this Contract plus 50% of such loan’s interest rate, and the appropriated penalty interest rate is equal to the loan interest rate set forth in this Contract plus 100% of such loan interest rate. If the currency of the loan is a foreign currency, the aforesaid penalty interest rates are equal to the loan interest rate set forth in this Contract plus (not applicable) of such loan interest rate.

2.4	The loan under this Contract uses the second (2nd) method mentioned below for payment of interest. On the maturity date, the interest shall be paid together with the principal. The date of payment of interest is the date of the settlement of interest:

1.	Interest settlement on the 20th day of the last month of each quarter; or
2.	Interest settlement on the 20th day of each month.

2.5    In the event of earlier repayment by the Borrower or loan recalling pre-maturely by Lender, the applicable interest rate is still valid.

3	Granting and Payment of Loan

3.1	Borrower is allowed to make multiple withdrawals of proceeds of the loan with total amount withdrawn not to exceed the amount stipulated in Clause 1. And Borrower shall draw the proceeds of the Loan in accordance with the following loan drawing schedule:

Drawing Date	Drawing Amount
25th day 4th month 2013 Year;	twenty million (amount in capitalization)
___ day ___ month ___ Year;	_______________(amount in capitalization)
___ day ___ month ___ Year;	_______________(amount in capitalization)
___ day ___ month ___ Year;	_______________(amount in capitalization)

3.2	Unless all of the following conditions are satisfied, Lender has the right to refuse to grant the Loan:

1)	Borrower has already completed the statutory procedures including obtaining related permit, approval and registration from the government together with other statutory procedures and such permit, approval and registration remain in full force and effect.

2)	The guarantee contract (if any) under this Contract has come into effect and remains in full force and effect. In case that the guarantee contract is a mortgage or pledge contract, the security interest is established and remains in effect.

3)	The business and financial condition of the Borrower does not have any substantial adverse changes; and

4)	Borrower is not in breach of this Contract;

5)     The repayment method is compliant with the terms and conditions in the Contract, and the lender consents to pay as authorized by borrower;

6)     For loan withdrawal in foreign currency, Borrower has opened an account according to the requirements of foreign exchange administration and provided support documents for the loan which reflect compliance with foreign exchange administration including but not limited to certification for purposes of the loan in foreign currency, registration or verification instruments;

7)     Borrower has designated a capital return account as requested by the Lender and executed account management agreement.

3.3	The Borrower designates the following account as loan deposit account; the said account is not an account set up by the Borrower with the Lender specifically for loan deposit.

Account Title: Fuwei Films (Shandong) Co., Ltd.

Account Number: 377005086900000002273

Beneficiary Bank: High-Tech Development Region Sub-Branch, Bank of Communications Weifang Branch

If an account is set up specifically for loan deposit, the release and the payment of the loan must be done through that account.  Such account can only be used for the release and external payment of the proceeds of the loan; it can only issue "Settlement Service Application" certificate but cannot be used for check, bank draft, and bank draft acceptance services or for other settlement.  When the Borrower processes, in its sole discretion, loan proceeds transfer, such transfer must be done over the counter of the bank that holds the account.  The interest on the deposit in such account is included in the Borrower's repayment account.

3.4	Before each withdrawal, the Borrower process the relevant withdrawal procedures at least three (3) bank business days in advance and specify the payment method (entrusting the Lender with the payment or the Borrower itself making the payment); only one of the payment methods can be used for each withdrawal.

3.5	Entrusting the Lender with making the payment means that the Lender, pursuant to the payment entrustment engagement letter from the Borrower and after the release of the loan pursuant to the provisions herein, makes the payment from the loan proceeds through the Borrower's account directly to the Borrower's trading partner that meets the requirement of the loan purpose stipulated herein.

Upon satisfying one of the following conditions, the method of entrusting the Lender with the payment can be adopted:

(1)           The amount of single payment exceeds RMB10,000,000 (this amount is the limit that the Borrower can pay if the payment is made by the Borrower)

________________________________________________________________

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If the method of entrusting the Lender with the payment is adopted, the Borrower must submit to the Lender withdrawal application, payment engagement letter in the format specified by the Lender, loan certificate, relevant payment certificate and other documents requested by the Lender (including but not limited to commercial contract, invoices and goods acceptance documents and other trading documents), specify the amount to be withdrawn and the recipient and amount of the payment; the amount to be withdrawn must be equal to the amount of the payment.

If the payment proposed by the Borrower does not comply with the provisions herein or those in the relevant commercial contracts or has other defects, the Lender has the right to refuse the payment and return the payment engagement letter submitted by the Borrower.

When the Lender agrees to make such payment,  if the external payment cannot be made or the payment made is returned due to the error in the information provided by the Borrower, the Borrower must re-submit relevant certificate and documents with the correct information within the time specified by the Lender.  The Lender will not be responsible for any loss from unsuccessful payment.

3.6	The Borrower making the payment at its sole discretion means that, after the Lender releases the loan proceeds into the Borrower's account pursuant to the provisions herein, the Borrower makes the payment from the loan proceeds to the Borrower's trading partner that meets the requirement of the loan purpose stipulated herein.

If the method of the Borrower making the payment is adopted, the Borrower must submit to the Lender withdrawal application, loan certificate, explanation of the use of the proceeds and other documents requested by the Lender.  The Borrower shall report to Lender payment of the proceeds within ___ days after withdrawal. The Lender has right to analyze through the Borrower's account, verify the certificate and conduct on-site investigation to verify if the payment of the loan proceeds complies with the specified purpose of use, and the Borrower must assist with the Lender's verification.

3.7	The actual loan release date and the amount released must be based on the records in the "Loan Certificate."

4	Repayment of Loan

4.1	The Borrower must repay the loan at the maturity date specified in 1.4 herein and according to the following schedule; if the maturity date in the "Loan Certificate" is inconsistent with that specified herein, the record in the "Loan Certificate" shall prevail:

Date of Repayment	Amount Withdrawn
18th day of April, 2014;	Twenty Million (amount in Capital Letters )
___ day ___ month ___ Year;	_______________ (amount in Capital Letters )
___ day ___ month ___ Year;	_______________ (amount in Capital Letters )
___ day ___ month ___ Year;	_______________ (amount in Capital Letters )

4.2	Borrower shall not repay the Loan prior to the scheduled date without having a written consent from Lender.

4.3	Borrower assigns the following accounts:

(1) Repayment Account:

Account Title: Fuwei Films (Shandong) Co., Ltd.

Account Number: 377005086018000163911

Beneficiary Bank: High-Tech Development Region Sub-Branch, Bank of Communications Weifang Branch

(2) Account for Capital Return:

Account Title: Fuwei Films (Shandong) Co., Ltd.

Account Number: 377005086018000163911

Beneficiary Bank: High-Tech Development Region Sub-Branch, Bank of Communications Weifang Branch

5	Representation and Guarantee of the Borrower

5.1	Borrower is an independent entity and has the necessary contractual capacity to perform this Contract and will be liable for its non-performance of its obligations hereunder.

5.2	The execution and performance of this Contract is the true intention of the Borrower, and the Borrower has all necessary consents, approvals and authorizations to perform its obligations.

5.3	Borrower operates legally, is able to make profits continually and has legal source of fund for repayment with no material bad credit history. The officers of Borrower have no criminal records.

5.4	All the documents, reports, data and information provided by the Borrower to the Lender during the execution and performance of this Contract are true, accurate, complete and in full effect, and Borrower has not withheld any information which may affect the evaluation of its financial status and repayment ability. Since the date of the most recent financial statements published, there has been no material adverse effect on the financial position of Borrower.

5.5	Borrower is neither the shareholder of Guarantor nor the “actual controller” as defined in Company Law of the People’s Republic of China of Guarantor, and it does not intend to become the shareholder of Guarantor or the “actual controller” as defined in Company Law of the People’s Republic of China of Guarantor.

5.6   Borrower promises that 1) notify Lender once it is informed that the real estate pledged as security for the repayment of the loan mortgaged house will be demolished; and 2) in the event that the real estate is demolished with the property right of Borrower transferred, Borrower shall repay the loan pre-maturely, or promptly provide other guarantee approved by the Lender as requested.

6	Rights and Obligations of Lender

6.1	Lender has the right to be repaid the principal, receive interest (including compound, overdue and appropriated penalty interest) and the necessary expenses from the Borrower in accordance with this Contract. Lender has the right to exercise any other rights under the relevant laws and regulations or stipulated in this Contract.

6.2	Lender shall only conduct routine review for documents provided by Borrower and it shall not be liable for any failure of entrusted payment by Borrower caused by incomplete, fault documents.

Except as otherwise specified under this contract, Lender shall keep all the financial and operation data and information confidential unless compelled by requirements of applicable laws and regulations.

6.3	Lender shall not be liable for any failure in loan release or payment caused by freezing of the Borrower’s loan release account or Borrower's trading partner’s account or any reasons otherwise.

7	Rights and Obligations of Borrower

7.1	Borrower shall repay the Loan under this Contract and pay the interest hereunder in accordance with the date, amount, currency set forth in this Contract.

7.2	Borrower shall not use the proceeds of the Loan for any usage not stipulated in this Contract.

7.3	Borrower shall be liable for the expenses under this Contract, including but not limited to, expenses for notary service, authentication, evaluation and registration.

7.4	Borrower shall comply with the operation procedure and the general practice of the Lender and loan application, including but not limited to, facilitating Lender’s examination and supervision on Borrower’s operation status, and providing all the financial statements, or any other data and information requested by Lender, and shall guarantee that such documents, data and information are true, complete and accurate.

7.5	If any one of the following events occurs, Borrower shall notify the Lender within thirty (30) days and shall not commence such activities unless the Loan and interest under this Contract are repaid completely, or a repayment schedule and guarantee are approved and accepted by the Lender. These are as follows:

(1)	Selling, donating, renting, lending, assigning, mortgaging, pledging or disposing of all or substantial part of its assets; and

(2)	any potential or actual substantial changes in organization or structure of the Borrower, including but not limited to, its operation, subcontracting, lease, affiliation, company restructuring, joint-stock, merger (consolidation), equity joint-venture (non-equity), spin-off, incorporation of subsidiary, asset assignment, reduction of registered capital, etc.

(3)	External investment more than RMB50 million or debt finance more than RMB50 million.

7.6	Borrower shall notify the Lender within seven (7) days of occurrence of any of the following events:

(1)	Amendment of the Articles of Association, change of Borrower’s name, change of legal representative, change of domicile, change of address, and change in the scope of its business.

(2)	Borrower, its related party or Guarantor’s intention to file for bankruptcy.

(3)	Borrower’s involvement in any major litigation or arbitration, or any lien or encumbrance is imposed on its assets.

(4)	Borrower’s or its related party’s guarantee to any other third party, which will have a material adverse effect on its financial status and ability to perform its obligations under this Contract.

(5)	Borrower or its related enters into a contract which will have a material adverse effect on its operation and financial status.

(6)	Borrower, its related party or Guarantor (if any) stops its operation, its business terminates, winds up, or its business license is revoked.

(7)	Borrower’s or its related party, major individual investor of Borrower or its related party, Borrower’s or its related party’s legal representative or senior management has committed a criminal offence, is missing, or has been changed.

(8)	Borrower faces substantial hardship in managing its business or any other event which will have an adverse effect on the financial status or ability of the Borrower to repay the Loan.

(9)	Related-party transaction occurs with the total amount at or more than 10% of the most recent audited net assets.

(10)	Borrower will become or is very likely to become the shareholder of Guarantor or the “actual controller” as defined in Company Law of the People’s Republic of China of Guarantor.

(11)	Borrower or its related party is covered by media or causes accidents due to any and all violation of laws and regulations, state policies or industrial standards.

(12)	The controlling relationship between its related party and Borrower has material change.

(13)	There has been material adverse effect on the repayment ability of Borrower or its related party.

7.7	Upon the occurrence of any change to the guarantee hereunder that is adverse to the Lender’s claims, the Borrower must promptly provide other guarantee approved by the Lender as requested.

The “change” herein includes but not limited to : the guarantor’s merger, spin-off, ceasing operation, going out of business, dissolution, shut-down for rectification, being cancelled, having its business license revoked, filing for or being forced into bankruptcy; material change in the guarantor’s operation or financial situation; the guarantor’s involvement in major litigation or arbitration or administrative sanctions, or imposition of a lien or other enforcement measures on its major assets; the decrease, or likely decrease, of the value of its collateral or the imposition of a lien or other enforcement measures thereupon; impact, or likely impact, on the sound condition of its collaterals; the guarantor or its legal representative (responsible person) or major management officer’s violation of the law and statutes or the rules of the applicable exchanges; if the guarantor is an individual, the guarantor’s disappearance or death (being declared dead); the guarantor’s act of breach as defined in the guarantee contract; disputes between the guarantor and the Borrower; demand by the guarantor to dissolve the guarantee contract; the guarantee contract not coming into effect or becoming invalid or being cancelled; security interest not being established or invalid; or other events that will affect the security of the Lender’s claims.

7.8    Borrower promises that: borrower’s financial indicator should meet the following stipulate before total principal and related expenses have been repaid under this contract:

1) Sales revenue is not less than 350 million.

2) Total assets are not less than 750 million.

3) Debt ratio is not more than 50%

8	Supplementary Term

This Contract is pledged by the Collateral Contract of Maximum Amount entered into between Weifang Branch of Bank of Communications and Fuwei Films (Shandong) Co., Ltd with the Contract No. 3770502011AF00000500, 3770202013AF00000700.

9	Maturity Repayment of the Loan before the Maturity Date

9.1	The occurrence of any of the following will be considered an “advance maturity event” for this Contract:

(1)	Borrower’s representations and warranties in Section 5 are not true;

(2)	Borrower is in breach of this Contract;

(3)	The events set forth in Section 7.6 have occurred and Lender believes that such event will have a material adverse effect on its rights as a creditor;

(4) Lender decides at its discretion that Borrower shall repay the proceeds and interests of the loan based on to its current capital return situation;

(5) Lender may violate or will violate laws by releasing the loan due to changes to current regulatory laws and regulations; or

(6) Borrower violates any provisions herein the Contract with Lender or stipulated in any other contracts entered into with any other third party, or its debt may or has been declared due ahead of maturity date.

9.2	In the event of any of the aforesaid events, Lender has the right to take one, more or all of the following actions:

(1)	Suspend the release of the remainder of the loan;
(2)	Suspend the payment for the withdrawn but yet not allocated loan;
(3)	request the Borrower to enter into supplementary agreement with respect to loan release terms and payment terms;
(4)	request the Borrower to change its payment method in accordance with Lender’s requirements; and
(5)	unilaterally declare due of the released loan herein and ask the Borrower to repay all its proceeds and interests.

10	Breach of Contract

10.1	In the event that Borrower fails to repay the principal or interest in full in a timely fashion, or to use the proceeds of the Loan as set forth in this Contract, Lender has the right to use the overdue penalty interest rate and appropriate penalty interest rate to calculate the interest.

10.2	In the event that Borrower fails to repay the principal or interest in full in a timely fashion, Borrower shall be liable for the Lender’s expenses in exercising its creditor’s rights, including litigation cost (arbitration fee), costs of preservation of asset, costs of publication, enforcement costs, legal fees, travel and other expenses.

10.3	In the event that Borrower avoids Lender’s supervision, fails to repay the principal or the interest of the Loan or avoids the repayment intentionally, Lender has the right to inform relevant government authority and to publish the payment notification on news media.

11	Withdrawal Instructions

11.1	In the event that Borrower is overdue in payment in respect of principal, interest, penalty interest, compound interest or other expenses, Lender is authorized to withdraw the money from any other bank accounts of Borrower with Bank of Communications to offset the said outstanding payment.

11.2	After the aforesaid withdrawal, Lender shall inform the Borrower of such account number, loan contract reference number, promissory note reference number, amount of withdrawal, and the outstanding Loan amount.

11.3	If the amount of withdrawal is not sufficient to offset the aforesaid payment, the overdue expenses shall be settled first. If the principal and interest are overdue for less than ninety (90) days, the remaining balance shall be first used to settle the overdue interest, penalty interest and compound interest, then shall be used to settle the overdue principal. In the event that the overdue payment or interest is overdue for more than ninety (90) days, the remaining balance shall be used to settle the overdue principal, and then shall be used to settle the overdue interest, penalty interest or compound interest.

11.4	If the currency of the aforesaid withdrawal amount is different from the currency of the Loan, the exchange rate determined by Bank of Communications on the date of withdrawal shall be used for the currency conversion calculation.

12	Notification

12.1	The contact information (including mail address, phone number and fax number) herein provided by Borrower is true. In case of any changes to the information, Borrower shall notify Lender by delivering the written updated information in ordinary post, courier or in person. The updated information shall be in effect upon actual receipt and update in records by Lender.

12.2	Unless expressly specified otherwise herein, the Lender has the right to use any of the following means for sending notification to the Borrower. The Lender has the right to choose the notification method it deems appropriate and shall not be responsible under any circumstance for any error, miss or delay of the postal mail, fax, telephone or any other communication system. If the Lender chooses several notification methods, the notification will be considered served on the basis of the faster method. The methods include:

(1) Public announcement: the notification will be considered served on the day when the Lender publish such announcement on its website, online banking site, telephone banking system or business website;

(2) Courier delivery: the notification will be considered served on the day when the Borrower signs the delivery receipt;

(3) Postal mail (including special express mail, ordinary mail and registered mail): the notification will be considered served 3 days (if, in the same city)/5 days (if, in different regions) such mail is sent to the Borrower’s most recent mailing address that the Lender knows (even though such mail may be returned); and

(4) Notification by fax or by other electronic method will be considered served when it is sent to the most recent fax number or email address that the Lender knows.

13	Information Disclosure and Non-Disclosure

13.1	The Lender must have the responsibility to keep confidential the Borrower’s commercial secrets and other information and documents which carry written legends requiring confidentiality; however the following circumstances are excepted:
(1)	Disclosure as required by the applicable law and statutes or by the public offering rules;
(2)	Disclosure as required by judicial or government authorities;
(3)	Disclosure made to the Lender’s outside business experts; and
(4)	Disclosure made with the Borrower’s consent or authorization.

13.2	Borrower agrees that Lender can use or disclosure all the information and materials of Borrower with respect to the loan in case of the following event and it shall be liable for any arising from that:

(1) Disclose to and allow the use of such information and documents by business out-source organization, third party service provider, other financial institution and other agencies or individuals deemed necessary by the Lender for the following purposes: (a) to develop lending business or in connection with lending business, such as promoting Bank of Communications’s lending service, collecting the Borrower’s delinquent debt and transferring creditor’s claims; (b) to provide, or is likely to provide, new products or services or further services to the Borrower; and (c) to maintain, manage and improve customer relations;

(2) Provide such information and documents to Credit Reference Center of the People’s bank of China or other credit information agency or credit information data bank established with the approval of the People’s Bank of China; and

(3) Use, or allow the use by a third party, such information and documents on a confidential basis for the purposes of business operation, management, statistics and risk control.

14	Applicable Law and Dispute Resolution

The Contract shall be governed and construed by laws of the People’s Republic of China.

Any dispute arising from or in connection with this Contract shall be resolved by filing a lawsuit to the competent court in the place where Lender is locate. During arbitration, both parties are still bound by other terms and conditions herein where there are no disputes.

15	Miscellaneous

15.1	Borrower consents that Lender can search for and keep its credit related information for the purposes of loan application and post-loan-release management.

15.2	Lender shall not be liable for failing to release the loan or make payment caused by force majeure, communication or internet connection failure or systematic trouble but it shall notify Borrower promptly.

15.3	Withdrawal application template and signed withdraw application, loan certificate and other instruments, materials confirmed by both parties under this Contract shall constitute the entire agreement between Lender and Borrower of the Contract.

15.4	The terms “related-party”, “related-party transaction” and “primary individual investor” herein are in compliance with those defined in Related-Party Disclosures of Chapter 36 in The Accounting Standards for Business Enterprises (CK No. [2006] 3) and its amendments promulgated by Ministry of Finance of PRC.

15.5	This Contract comes into effect upon both Parties’ signing and stamping on this contract.

15.6	This Contract is executed in three (3) counterparts. Each of the Parties and their Guarantors (if any) shall keep one counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first set forth below.

April 25, 2013	April 25, 2013

Borrower (seal):	Lender (seal):

Fuwei Films (Shandong) Co., Ltd.	Bank of Communications

Legal Representative or Authorized Person	Responsible Person or Authorized Person

Xiaoan He	Ankui Liu

(signature or seal)	(signature or seal)